EXHIBIT 5.1

[Letterhead of Sheppard, Mullin, Richter & Hampton LLP]

February 22, 2012

Unified Grocers, Inc.

5200 Sheila Street

Los Angeles, CA 90040

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Unified Grocers, Inc., a California corporation (the “Company”), in connection with the filing of a registration statement on Form S-1 (the “Registration Statement”), registering under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of 53,000 of the Company’s Class A Shares (the “Class A Shares”), 90,000 of the Company’s Class B Shares (the “Class B Shares”) and 250,000 of the Company’s Class E Shares (the “Class E Shares” and together with the Class A Shares and the Class B Shares, the “Shares”). This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

In rendering the opinion expressed below, we have examined the Company’s Amended and Restated Articles of Incorporation and Bylaws, as amended, and such corporate records, officers’ certificates and other documents as we have deemed necessary as a basis for the opinion expressed below.

In rendering the opinion set forth below, we have assumed:

(1)	The genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of all such originals; and

(2)	The conformity of all executed agreements and other documents to the forms of such agreements and other documents reviewed by us in rendering this opinion.

We also have obtained from the officers of the Company certificates as to certain factual matters necessary for the purpose of this opinion and, insofar as this opinion is based on such matters of fact, we have relied solely on such certificates without independent investigation.

Based upon and subject to the foregoing, and the qualifications and limitations set forth below, it is our opinion that if, as and when (1) the Shares are specifically and properly authorized for issuance by resolutions duly adopted by the Company’s Board of Directors (the “Authorizing Resolutions”), (2) the terms of the issuance and sale of the Shares have been duly established in conformity with the Company’s Articles of Incorporation, Bylaws and Authorizing Resolutions, (3) the Shares have been issued and sold as contemplated in the Registration Statement, (4) the Company has received the consideration provided for in the Authorizing Resolutions, and (5) appropriate share certificates for the Shares are properly executed and delivered, such Shares will be validly issued, fully paid and non-assessable.

This opinion letter is solely for your benefit in connection with the subject transaction, and it may not be relied upon by or quoted to, nor, except as stated in the immediately following paragraph, may copies of it be delivered to or used by, any other person for any purpose whatsoever without our prior written consent in each instance.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

We express no opinion as to matters governed by any laws other than the California General Corporation Law, the applicable provisions of the California Constitution and reported decisions of the California courts interpreting these laws.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP